Exhibit 10.5

LEVEL ONE BANCORP, INC.

2007 STOCK OPTION PLAN

1. Purpose; Effectiveness of the Plan

(a) The purpose of this Plan is to advance the interests of Level One Bancorp, Inc. (the “Company”) and its shareholders by helping the Company and its Subsidiaries attract and retain the services of employees, officers and directors, upon whose judgment, initiative and efforts the Company is substantially dependent, and to provide those persons with further incentives to advance the interests of the Company. The Plan is also established with the objective of encouraging Stock ownership by such employees, officers and directors and aligning their interests with those of stockholders.

(b) This Plan will become effective on the date of its adoption by the Board, provided the Plan is approved by the shareholders of the Company (excluding holders of shares of Option Stock issued by the Company under this Plan) within twelve months after that date. If the Plan is not approved by the shareholders of the Company, any Options granted under this Plan will be rescinded and void. This Plan will remain in effect until it is terminated by the Board under Section 10 hereof, except that no Incentive Stock Option will be granted after the tenth anniversary of the date of this Plan’s adoption by the Board.

2. Definitions. Unless the context otherwise requires, the following defined terms (together with other capitalized terms defined elsewhere in this Plan) will govern the construction of this Plan, and of any Stock Option Agreements entered into pursuant to this Plan:

(a) “10% Stockholder” means a person who owns, either directly or indirectly by virtue of the ownership attribution provisions set forth in Section 424(d) of the Code at the time he or she is granted an Option, Stock possessing more than ten percent (10%) of the total combined voting power or value of all classes of Stock of the Company and/or of its Subsidiaries.

b) “1934 Act” means the federal Securities Exchange Act of 1934, as amended.

c) “Board” means the Board of Directors of the Company.

d) “Cause” means, in the context of termination of status as an Eligible Participant,:

(i)                                     The willful and continued failure by the Eligible Participant to substantially perform his duties with the Company (other than any such failures resulting from the Eligible Participant’s being disabled), within a reasonable period of time after a written demand for substantial performance is delivered to the Eligible Participant by the Board, which demand specifically identifies the manner in which the Boards believed that the Eligible Participant has not substantially performed his duties;

(ii)                                  the failure by the Eligible Participant to materially conform to the Company’s Code of Conduct, within a reasonable period of time after a written demand for compliance with the Company’s Code of Conduct is delivered to the Eligible Participant by the Board, which demand specifically identifies the manner in which the Board believes that the Eligible Participant has failed to materially conform to the Company’s Code of Conduct;

(iii)                               the willful engaging by the Eligible Participant in conduct which is demonstrably and materially injurious to the Company or a Subsidiary, monetarily or otherwise; or

(iv)                              the engaging by the Eligible Participant in egregious misconduct involving serious moral turpitude to the extent that, in the reasonable judgment of the Board, the Eligible Participant’s credibility and reputation no longer conform to the standard of the employer’s employees.

For purposes of the Plan, no act, or failure to act, on the Eligible Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Eligible Participant not in good faith and without reasonable belief that the Eligible Participant’s action or omission was in the best interest of the Company.

(e) A “Change in Control” of the Company shall have occurred:

(i)                                     on the scheduled expiration date of a tender offer by, or exchange offer by any corporation, person, other entity or group (other than the Company, any of its wholly owned Subsidiaries or a qualified retirement plan of the Company or one of its Subsidiaries), to acquire Voting Stock of the Company if:

(1)                                 after giving effect to such offer such corporation, person, other entity or group would own 50% or more of the Voting Stock of the Company;

(2)                                 there shall have been filed documents with the Securities and Exchange Commission in connection therewith (or, if no such filing is required, public evidence that the offer has already commenced); and

(3)                                 such corporation, person, other entity or group has secured all required regulatory approvals to own or control 50% or more of the Voting Stock of the Company;

(ii)                                  if the shareholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another corporation in a transaction in which neither the Company nor any of its wholly owned Subsidiaries will be the surviving corporation, or to sell or otherwise dispose of all or substantially all of the Company’s assets to any corporation, person, other entity or group (other than the Company, any of its wholly owned Subsidiaries or a qualified retirement plan of the Company or one of its Subsidiaries), and such definitive agreement is consummated;

(iii)                               if any corporation, person, other entity or group (other than the Company or any of its wholly owned Subsidiaries) becomes the Beneficial Owner (as defined in the Company’s articles of incorporation) of Stock representing 50% or more of the Voting Stock of the Company; or

(iv)                              if during any period of two consecutive years Continuing Directors cease to comprise a majority of the Company’s Board of Directors.

(f) “Code” means the Internal Revenue Code of 1986, as amended (references herein to Sections of the Code are intended to refer to Sections of the Code as enacted at the time of the Plan’s adoption by the Board and as subsequently amended, or to any substantially similar successor provisions of the Code resulting from recodification, renumbering or otherwise).

(g) “Committee” means the Compensation Committee of the Board of Directors of the Company provided that the Compensation Committee consists only of Non-Employee Directors of the Board; or, if so determined by the Board of Directors, entire Board may act as the Committee.

(h) “Company” means Level One Bancorp, Inc., Michigan corporation.

(i) “Continuing Director” means:

(i)                                     any member of the Board of Directors of the Company at the beginning of any period of two consecutive years; and

(ii)                                  any person who subsequently becomes a member of the Board of Directors of the Company; if

(1)                                 such person’s nomination for election or election to the Board of Directors of the Company is recommended or approved by resolution of a majority of the Continuing Directors; or

(2)                                 such person is included as a nominee in a proxy statement of the Company distributed when a majority of the Board of Directors of the Company consists of Continuing Directors.

(j) “Disability” has the same meaning as “permanent and total disability,” as defined in Section 22(e)(3) of the Code.

(k) “Disqualifying Disposition” means a disposition, as defined in Section 424(c)(1) of the Code, of Option Stock acquired pursuant to an ISO, which occurs either:

(i)            within two years after the underlying Option is granted; or

(ii)           within one year after the underlying Option is exercised.

Under Section 424(c)(1) of the Code, the term “disposition” includes a sale, exchange, gift, or a transfer of legal title, but does not include (A) a transfer from a decedent to an estate or a transfer by bequest or inheritance, (B) an exchange to which Section 354, 355, 356, or 1036 (or so much of Section 1031 as relates to Section 1036) applies, or (C) a mere pledge or hypothecation.

(l) “Eligible Participants” means persons who, at a particular time, are employees, officers, directors or organizers of the Company or its Subsidiaries. With respect to ISOs only, this definition does not include persons who have been on leave of absence for greater than 90 days, unless re-employment is guaranteed by law or contract. An individual shall be considered an organizer of the Company for as long as he or she retains ownership of Company common stock in an amount equal to or greater than the number of shares he or she purchases in the initial offering of Company Stock.

(m) “Fair Market Value” means, with respect to Option Stock and as of the date in question, the market price per share of such Stock determined in a manner consistent with the requirements of Section 422 of the Code and to the extent consistent therewith:

(i)                                     if the Stock was traded on a national stock exchange as of the date in question, then the Fair Market Value will be equal to the average of the high and low prices reported by the applicable composite transactions report for such date or, if no trading occurred on the applicable exchange for that date, for the latest trading date prior to such date.

(ii)                                  if the Stock was traded on any other established market as of the date in question, then the Fair Market Value will be equal to the average of the high and low prices reported for such date or, if no trading occurred on the applicable exchange for that date, for the latest trading date prior to such date; or

(iii)                               if neither of the foregoing provisions is applicable, then the Fair Market Value will be determined in good faith by an independent appraiser selected by the Committee.

(n) “ISO” or “Incentive Stock Option” means an Option, which is subject to certain holding requirements and tax benefits, and which qualifies as an “incentive stock option,” as defined in Section 422 of the Code.

(o) “Non-Employee Director” means a director who:

(i)                                     is not currently an officer of the Company or its Subsidiaries, or otherwise currently employed by the Company or its Subsidiaries;

(ii)                                  does not receive compensation, either directly or indirectly, from the Company or its Subsidiaries, for services rendered as a consultant or in any capacity other than as a director, except for an amount that does not exceed the dollar amount for which disclosure would be required in the Company’s proxy statement;

(iii)                               does not possess an interest in any other transaction for which disclosure would be required in the Company’s proxy statement; and

(iv)                              is not engaged in a business relationship for which disclosure would be required in the Company’s proxy statement.

(p) “NSO” means any Option granted under this Plan whether designated by the Committee as a “non-qualified stock option,” a “non-statutory stock option” or otherwise, other than an Option designated by the Committee as an ISO. The term “NSO” also includes any Option designated by the Committee as an ISO but which, for any reason, fails to qualify as an ISO pursuant to Section 422 of the Code and the rules and regulations thereunder.

(q) “Option” means a right granted pursuant to this Plan entitling the Optionee to acquire shares of Stock issued by the Company.

(r) “Option Agreement” means an agreement between the Company and an Eligible Participant to evidence the terms and conditions of the issuance of Options hereunder.

(s) “Option Price” with respect to any particular Option means the exercise price at which the Optionee may acquire each share of the Option Stock called for under such Option.

(t) “Option Stock” means Stock issued or issuable by the Company pursuant to the valid exercise of an Option.

(u) “Optionee” means an Eligible Participant to whom an Option is granted hereunder, and any transferee of such Option received pursuant to a Transfer authorized under this Plan.

(v) “Plan” means this 2007 Level One Bancorp, Inc. Stock Option Plan, as the Plan may be amended from time-to-time.

(w) “Stock” means shares of the Company’s common stock.

(x) “Subsidiary” has the same meaning as “Subsidiary Corporation” as defined in Section 424(f) of the Code.

(y) “Transfer,” with respect to Option Stock, includes, without limitation, a voluntary or involuntary sale, assignment, transfer, conveyance, pledge, hypothecation, encumbrance, disposal, loan, gift, attachment or levy of such Stock, including without limitation an assignment for the benefit of creditors of the Optionee, a transfer by operation of law, such as a transfer by will or under the laws of descent and distribution, an execution of judgment against the Option Stock or the acquisition of record or beneficial ownership thereof by a lender or creditor, a transfer pursuant to any decree of divorce, dissolution or separate maintenance, any property settlement, any separation agreement or any other agreement with a spouse (except for estate planning purposes) under which a part or all of the shares of Option Stock are transferred or awarded to the spouse of the Optionee or are required to be sold, or a transfer resulting from the filing by the Optionee of a petition for relief, or the filing of an involuntary petition against such Optionee, under the bankruptcy laws of the United States or of any other nation.

(z) “Voting Stock” shall mean those shares of the Company Stock entitled to vote generally in the election of directors.

3. Eligibility. Options may be granted under this Plan only to persons who are Eligible Participants as of the time of such grant. Only Eligible Participants who are employees or officers of the Company or one of its Subsidiaries shall be eligible to receive a grant of ISOs.

4. Administration

(a)           Administration by the Committee. The Committee will administer this Plan, but may delegate such powers or duties to employees of the Company or its Subsidiaries, as it deems appropriate.

(b)           Authority and Discretion of Committee. The Committee will have full and final authority in its discretion, at any time subject only to the express terms, conditions and other provisions of the Company’s articles of incorporation, bylaws and this Plan, and the specific limitations on such discretion set forth herein:

(i)                                     to select and approve the persons to whom Options will be granted under this Plan from among the Eligible Participants, including the number of Options and the amount of Option Stock available for purchase under such Options so granted to each person;

(ii)                                  to determine the period or periods of time during which Options may be exercised or become exercisable, the Option Price and the duration of such Options, the date on which Options are granted, and other matters to be determined by the Committee in connection with specific Option grants and Option Agreements as specified under this Plan; and

(iii)                               to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to this Plan, and to make all other determinations necessary or advisable for the operation and administration of this Plan.

(c)           Designation of Options. Except as otherwise provided herein, the Committee will designate any Option granted hereunder either as an ISO or as an NSO. To the extent that the Fair Market Value of Stock, determined at the time the Option is granted, with respect to which all ISOs are exercisable for the first time by any individual during any calendar year (pursuant to this Plan and all other plans of the Company and/or its Subsidiaries) exceeds

$100,000, such Option will be treated as an NSO.

(d)           Option Agreements. Options will be deemed granted hereunder only upon the execution and delivery of an Option Agreement by the Optionee and a duly authorized officer of the Company. Options will not be deemed granted hereunder merely upon the authorization of such grant by the Committee.

5.              Shares Reserved for Options. Subject to Sections 7 and 10 of this Plan, the aggregate number of shares of Option Stock that may be issued and outstanding pursuant to the exercise of Options under this Plan (the “Option Pool”) will not exceed 630,265 shares. . Shares of Option Stock that would have been issuable pursuant to Options, but that are no longer issuable because all or part of those Options have terminated or expired may also be added back into the Option Pool to be available for issuance.

6.              Terms of Stock Option Agreements. Each Option granted pursuant to this Plan will be evidenced by an Option Agreement between the Company and the Eligible Participant to whom such Option is granted, in form and substance satisfactory to the Committee in its sole discretion, consistent with this Plan. Without limiting the foregoing, the following terms and conditions will be considered a part of each Option Agreement (unless otherwise stated therein):

(a)         Covenants of Optionee. Nothing contained in this Plan, any Option Agreement or in any other agreement executed in connection with the granting of an Option under this Plan will confer upon any Optionee any right with respect to the continuation of his or her status as an employee, officer or director of the Company or its Subsidiaries.

(b)   Option Vesting Periods. Except as otherwise provided herein, each Option Agreement will specify the period or periods of time within which each Option or portion thereof will first become exercisable (the “Option Vesting Period”). Such Option Vesting Periods will be determined by the Committee in its discretion, and may be accelerated or shortened by the Committee in its discretion; provided, however, that the Option Vesting Period shall not be less than 3 years and the percentage of shares subject to an Option Agreement that become exercisable in any single year shall not exceed 33 1/3%.

(c)   Exercise of the Option.

(i)                                     Mechanics and Notice. Options may be exercised to the extent exercisable by giving written notice to the Company specifying the number of Options to be exercised, the date of the grant of the Option or Options to be exercised, the Option Price, the desired effective date of the exercise, the number of full shares of Option Stock to be retained by the Optionee after exercise, and the method of payment. Options shall not be exercisable if and to the extent the Company determines that such exercise would violate applicable state or Federal securities laws or the rules and regulations of any securities exchange on which the Stock is traded. If the Company makes such a determination, it shall use all reasonable efforts to obtain compliance with such laws, rules and regulations. Once written notice complying with the requirements of this subsection is received, the Committee or its designee shall promptly notify the Optionee of the amount of the Option Price and withholding taxes due, if either or both is applicable. Payment of any amounts owing shall be due immediately upon receipt of such notice.

(ii)                                  Withholding Taxes. As a condition to the issuance of shares of Option Stock upon exercise of an Option granted under this Plan, the Optionee will pay to the Company in cash or check the amount of the Company’s tax withholding liability, if any, associated with such exercise. The Committee may prescribe a specific method of payment of such withholding, in its discretion. For purposes of this subsection 6(c)(ii), “tax withholding liability” will mean all federal and state income taxes, social security tax, medicare tax and any other taxes applicable to the income arising from the transaction required by applicable law to be withheld by the Company.

(d) Payment of Option Price. Each Option Agreement will specify the Option Price, with respect to the exercise of Option Stock granted thereunder, which may be stated in terms of a fixed dollar amount, a percentage of Fair Market Value at the time of the grant, or such other method as determined by the Committee in its discretion. In no event will the Option Price for an ISO or NSO granted hereunder be less than the Fair Market Value (or, where an ISO Optionee is a 10% Stockholder, one hundred ten percent (110%) of such Fair Market Value) of the Option Stock at the time such ISO or NSO is granted. The Option Price will be payable to the Company in United States dollars in cash or by check.

(e) Notice of Disqualifying Disposition. In the event of a Disqualifying Disposition, the Optionee will promptly give written notice to the Company of such disposition including information regarding the number of shares involved, the exercise price of the underlying Option through which the shares were acquired and the date of the Disqualifying Disposition.

(f) Termination of the Option. Except as otherwise provided herein, each Option Agreement will specify the period of time, to be determined by the Committee in its discretion, during which the Option granted therein will be exercisable, not to exceed ten years from the date of grant (the “Option Period”); provided that the Option Period will not exceed five years from the date of grant in the case of an ISO granted to a 10% Stockholder.

(i)                                     ISOs. To the extent not previously exercised, each ISO will terminate upon the expiration of the Option Period specified in the Option Agreement; provided, however, that, subject to the discretion of the Committee, each ISO will terminate, if earlier:

(a) immediately upon the cessation of status as an Eligible Participant due to Cause; (b) 90 days after the date that the Optionee ceases to be an Eligible Participant for any reason other than Cause, death, or Disability; or (c) one year after the Optionee ceases to be an Eligible Participant by reason of such person’s death or Disability.

(ii)                                  NSOs. To the extent not previously exercised, each NSO will terminate upon the expiration of the Option Period specified in the Option Agreement; provided, however, that, subject to the discretion of the Committee, each NSO will terminate, if earlier:

(a) immediately upon the cessation of status as an Eligible Participant due to Cause; (b) 90 days after the date that the Optionee ceases to be an Eligible Participant for any reason, other than Cause, death or Disability; or (c) one year after the date the Optionee ceases to be an Eligible Participant by reason of such person’s death or Disability.

(iii) Effect of Change in Control. Notwithstanding any other provision of this Plan, each Option that has not yet become fully exercisable will become fully exercisable upon the later of (1) the effective date of a Change in Control of the Company or a liquidation or dissolution of the Company; or (2) the third anniversary of the date on which the Option was granted.

(iv) FDIC Direction to Terminate Options. Notwithstanding any other provision of this Plan, in the event the capital of the Company’s Subsidiary, Level One Bank falls below the minimum requirements, as determined by its state regulator or the FDIC, the FDIC shall have the authority to require Optionees to exercise or forfeit their Options. In such cases, Options that are not yet exercisable shall be forfeited.

(g) Transferability of Options. ISOs and NSOs will be subject to Transfer by the Optionee only by will or the laws of descent and distribution.

(h) Compliance with Law. Notwithstanding any other provision of this Plan, Options may be granted pursuant to this Plan, and Option Stock may be issued pursuant to the exercise thereof by an Optionee, only after there has been compliance with all applicable federal and state tax and securities laws. The right to exercise an Option, to Transfer an Option or to Transfer Option Stock, will be further subject to such requirements that at any time the Committee reasonably imposes, in its discretion, including, but not limited to, a determination that the listing, registration or qualification of the shares of Option Stock called for by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of or in connection with the granting or Transfer of such Option or the purchase or the Transfer of shares of Option Stock, and the Option may not be exercised or Transferred, in whole or in part, or that the Option Stock may not be purchased or Transferred unless and until such listing, registration, qualification, consent or approval is effected or obtained free of any conditions not acceptable to the Committee, in its discretion.

(i) Stock Certificates. Certificates representing the Option Stock issued pursuant to the exercise of Options will bear all legends required by law and necessary to effectuate this Plan’s provisions. The Company may place a “stop transfer” order against shares of the Option Stock until all restrictions and conditions set forth in this Plan and in the legends referred to in this subsection 6.(i) have been complied with.

(j) Other Provisions. The Option Agreement may contain such other terms, provisions and conditions, including such special forfeiture conditions, rights of repurchase, rights of first refusal and other restrictions on Transfer of Option Stock issued upon exercise of any Options granted hereunder, not inconsistent with this Plan, as may be determined by the Committee in its sole discretion.

7. Adjustments Upon Changes in Stock. In the event of any change in the outstanding Stock of the Company as a result of a merger, reorganization, stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification, appropriate proportionate adjustments will be made:

(a) in the aggregate number of shares of Option Stock in the Option Pool;

(b) in the Option Price and the number of shares of Option Stock that may be purchased pursuant to an outstanding Option granted hereunder;

(c) in the exercise price of any rights of repurchase or of first refusal under this Plan; and

(d) with respect to other rights and matters determined on a per share basis under this Plan or any associated Option Agreement.

Any such adjustments will be made only by the Committee, and when so made will be effective, conclusive and binding for all purposes with respect to the Plan and all Options then outstanding. No such adjustments will be required by reason of the issuance or sale by the Company for cash or other consideration of additional shares of its Stock or securities convertible into or exchangeable for shares of its Stock.

8.              Proceeds from Sale of Option Stock. Cash proceeds from the sale of shares of Option Stock issued from time to time upon the exercise of Options granted pursuant to this Plan will be added to the general funds of the Company and as such will be used from time to time for general corporate purposes.

9.              Modification, Extension and Renewal of Options. Subject to the terms and conditions and within the limitations of this Plan, the Committee may modify, extend or renew outstanding Options granted under this Plan, but in no event may the Committee change the Option Price as stated in the Option Agreement, if expressed as a fixed dollar amount, or the manner in which the Option Price is to be calculated as stated in the Option Agreement, if expressed as a percentage of Fair Market Value at the time of the grant or otherwise. Notwithstanding the foregoing, no modification of any Option will, without the consent of the holder of the Option, alter or impair any rights or obligations under any Option previously granted under this Plan.

10.       Amendment and Discontinuance. The Committee may amend, and the Board may suspend or discontinue, this Plan at any time, provided that:

(a) No such action may, without the approval of the shareholders of the Company, increase the maximum total number of shares of Option Stock that may be granted to an individual over the term of this Plan, or materially increase (other than by reason of an adjustment pursuant to Section 7 hereof) the aggregate number of shares of Option Stock in the Option Pool that may be granted pursuant to this Plan;

(b) No action of the Committee will cause ISOs granted under this Plan not to comply with Section 422 of the Code unless the Committee specifically declares such action to be made for that purpose;

(c) No action of the Committee shall alter or impair any Option previously granted under this Plan without the consent of such affected Optionee.

11.       Plan Binding upon Successors. This Plan shall be binding upon and inure to the benefit of the Company, its Subsidiaries, and their respective successors and assigns, and Eligible Participants and their respective assigns, personal representatives, heirs, legatees and beneficiaries.

12.       Compliance with Rule 16b-3. With respect to persons subject to Section 16 of the 1934 Act, transactions under this Plan are intended to be exempt from short-swing profit liability. To the extent that any transaction made pursuant to the Plan may give rise to short-swing profit liability, the Committee may deem such transaction to be null and void, to the extent permitted by law and deemed advisable by the Committee.

Notices. Any notice to be given to the Company under the terms of an Option Agreement will be addressed to Level One Bancorp, Inc., 32991 Hamilton Court, Farmington Hills, MI 48334; Attention: President, or at such other address as the Company may designate in writing. Any notice to be given to an Optionee will be addressed to the Optionee at the address provided to the Company by the Optionee. Any such notice will be deemed to be given when deposited in the United States mail at a post office or branch post office regularly maintained by the United States Postal Service, with postage fully prepaid, enclosed in a properly sealed envelope, and addressed as required under this Section 0.

13.       Governing Law. This Plan will be governed by, and construed in accordance with, the laws of the State of Michigan.

14.       Copies of Plan. A copy of this Plan will be delivered to each Optionee at or before the time he or she executes an Option Agreement.

Date Plan Adopted by Board of Directors: October 17, 2007

Date Plan Approved by Stockholders: January 16, 2008

Date Plan Amended by Stockholders: April 20, 2011

Date Plan Amended by Stockholders: April 15, 2015